Exhibit 99.1


For immediate release:            For additional information please contact
December 15, 2003                 Donald Correll, president and chief
                                  executive officer, at 603-882-5191

       Pennichuck Corporation Rejects City of Nashua Purchase Proposal
       ---------------------------------------------------------------

NASHUA, N.H. (December 15, 2003) - Pennichuck Corporation (NASDAQ: PNNW) today announced that the board of directors has unanimously rejected a proposal by the city of Nashua to purchase all assets of Pennichuck Corporation and subsidiaries for $121 million in cash. The board, in consultation with its financial, tax and legal advisors, reached its decision after conducting a full and thorough review of the proposal that included attempts to seek clarification on certain important issues from
city representatives.   In rejecting the proposal, the board concluded
that:

* The city's proposal is inadequate and not in the best interests of shareholders;
* The proposal underestimates the value of Pennichuck assets, the underlying value of Pennichuck shares, and potential tax liabilities that would result from the proposed transaction;
* The proposal is an attempt to obtain control of company assets without paying fair market value.

In rejecting the proposal, the board acknowledged that the city has indicated it will pursue condemnation of the company's water utility assets through an eminent domain proceeding before the New Hampshire Public Utilities Commission.

Donald Correll, president and chief executive officer of Pennichuck, said, "We do not believe the city of Nashua performed the due diligence to properly evaluate Pennichuck assets based on fair market value, nor did it take into consideration the tax event that would be triggered by a cash
transaction.   The board's decision to reject the proposal is a clear
indication that the company takes it fiduciary responsibility very seriously, and will take whatever steps are necessary to protect the interests of customers, shareholders, and employees.


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Pennichuck Corporation is a holding company located in Nashua, New
Hampshire with three wholly-owned operating subsidiaries involved in regulated water supply and distribution in Nashua and towns throughout southern and central New Hampshire; non-regulated, water-related services conducted through Pennichuck Water Service Company; and real estate management and development activities conducted through The Southwood Corporation.

Pennichuck Corporation is traded on the NASDAQ NMS exchange under the symbol "PNNW".

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